
--------                                                               ----------------------------
 FORM 3             U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
--------                    Washington, D.C. 20549                     ----------------------------
                                                                       OMB Number:        3235-0104
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    Expires:   December 31, 2001
                                                                       Estimated average burden
           Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
            Act of 1934 Section 17(a) of the Public Utility Holding    ----------------------------
                  Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     MDP Ventures II LLC
--------------------------------------------------------------------------------
    (Last)                          (First)                         (Middle)

     1995 Broadway
--------------------------------------------------------------------------------
                                    (Street)

New York,                             NY                            10023
--------------------------------------------------------------------------------
    (City)                          (State)                          (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     August 25, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Loews Cineplex Entertainment Corp. (LCP)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

          Director                              X   10% Owner
      ---                                      ---
          Officer (give title below)                Other (specify below)
      ---                                      ---

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     September 18, 2000
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

          Form filed by One Reporting Person
     ---
      X   Form filed by More than One Reporting Person
     ---
________________________________________________________________________________


------------------------------------------------------------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   2. Amount of Securities     3. Ownership Form:    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                             Beneficially Owned          Direct (D) or         (Instr. 5)
                                          (Instr. 4)                  Indirect (I)
                                                                      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
  par value $.01 per share             6,092,700                          (D)(1)                           (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person, see Instruction
5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1473 (3-99)


FORM 3 (continued)            Table II -- Derivative Securities Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Date Exercisable        3. Title and Amount of Securities    4. Conver-     5. Owner-      6. Nature of
   Security (Instr. 4)      and Expiration Date        Underlying Derivative Security       sion or        ship           Indirect
                            (Month/Day/Year)           (Instr. 4)                           Exercise       Form of        Beneficial
                         ----------------------     ---------------------------------       Price of       Derivative     Ownership
                         Date        Expira-                               Amount           Derivative     Security:      (Instr. 5)
                         Exer-       tion                                  or               Security       Direct
                         cisable     Date                   Title          Number                          (D) or
                                                                           of                              Indirect
                                                                           Shares                          (I)
                                                                                                           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These securities are directly owned by MDP Ventures II LLC ("MDP Ventures"). Millennium Development Partners II LLC ("Millennium Development") has an indirect beneficial interest in these securities in its capacity as managing member of MDP Ventures. Christopher M. Jeffries has an indirect beneficial interest in these securities in his capacity as the holder of a majority of the limited liability company interests of Millennium Development. All reporting persons disclaim beneficial ownership in the securities of the issuer except to the extent of their pecuniary interest, if any, therein. This amendment is being filed to reflect the indirect beneficial interests of certain entities and persons that were reported incorrectly on the prior filing of this Form 3.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

MDP VENTURES II LLC


By: /s/ Steven L. Hoffman                                   December 26, 2001
    -----------------------------------------            -----------------------
    Name:  Steven L. Hoffman                                       Date
    Title: Vice President

                  CONTINUATION SHEET RELATING TO JOINT FORM 3
                          FILED BY MDP VENTURES II LLC


                            JOINT FILER INFORMATION



DESIGNATED FILER:                            MDP Ventures II LLC


ISSUER & TICKLER SYMBOL:                Loews Cineplex Entertainment Corp. (LCP)



DATE OF EVENT REQUIRING
         STATEMENT:                          August 25, 2000


OTHER REPORTING PERSONS:

1.       Millennium Development Partners II LLC
             c/o Millennium Partners
             1995 Broadway
             New York, NY  10023


         By:  /s/ Steven L. Hoffman
            -----------------------------------------------
              Name:   Steven L. Hoffman
              Title:  Vice President


2.       Christopher M. Jeffries
              c/o Millennium Partners
              1995 Broadway
              New York, NY  10023


         By:  /s/ Steven L. Hoffman
            -----------------------------------------------
              Steven L. Hoffman, his attorney-in-fact


                                                                     Page 4 of 3